Exhibit 10.1

February 12, 2007

John Riccitiello

Dear John:

On behalf of the Board of Directors of Electronic Arts Inc. (“Electronic Arts” or “EA”), I am pleased to offer you the position of Chief Executive Officer of Electronic Arts commencing on April 2, 2007 at a base salary of $62,500 per month [or $750,000 annualized], minus applicable deductions. As CEO, you will report directly to the Board of Directors. You will be appointed to the Board of Directors effective April 2, 2007.

You will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined by our Board of Directors at the end of our fiscal year. As the commencement of your employment with EA coincides with the beginning of EA’s fiscal year ending March 31, 2008 (“Fiscal 2008”), you will first be eligible to participate in this bonus program during Fiscal 2008. Your discretionary bonus target will be 100% of your base salary. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid.

The Compensation Committee of the Board of Directors has approved the grant of non-qualified stock options to purchase a total of 850,000 shares of Common Stock of Electronic Arts under our 2000 Equity Incentive Plan, to vest as follows:

•

An option to purchase 300,000 shares that will vest as to 24% of these shares on April 1, 2008 and will then vest in additional 2% increments on the first calendar day of each month thereafter for the following 38 months;

•	An option to purchase 275,000 shares that will vest as to 100% of these shares on April 1, 2010; and

•	An option to purchase 275,000 shares that will vest as to 100% of these shares on April 1, 2012.

These options will be priced and granted at the close of market on the second trading day following public release of EA’s annual financial results for its fiscal year ending March 31, 2007. We currently expect this earnings release to occur on May 1, 2007, though this date is subject to change.

For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are on EA's intranet and will be reviewed with you at orientation. As an officer and member of the Board of Directors of EA, you will be covered by the insurance policies applicable to directors and officers in effect from time to time and will be indemnified against certain liabilities and expenses in accordance with EA’s standard indemnity agreement for officers and directors. If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call me.

John Riccitiello

February 12, 2007

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes (i) all previous discussions you may have had with anyone at Electronic Arts regarding those terms and (ii) any previous written offers you may have received.

Should you accept this offer, please plan on attending the Get in the Game Orientation to be held on your first Monday at 9:00 a.m. Please complete and bring the forms in the attached package.

This offer of employment is made contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.

In addition, EA will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer of employment is contingent upon the results of such check being acceptable to EA.

This offer of employment is valid through Wednesday, February 21st, and if not accepted by then, we will assume that you have declined the offer. If you accept this offer, please sign below and return both pages of the original offer letter to me in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ Lawrence F. Probst, III
Lawrence F. Probst, III
Chairman & Chief Executive Officer
Electronic Arts

Enclosures

Accepted by candidate:	Date:

/s/ John Riccitiello	February 21, 2007
John Riccitiello

cc: Gary Kusin

      Gabrielle Toledano, for distribution to Personnel File